UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 14, 2025

Pulse Biosciences, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37744	46-5696597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Brickell Key Drive, Suite 1080
Miami, Florida 33131
(Address of Principal Executive Offices) (Zip Code)
510-906-4600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.001 par value per share	PLSE	The Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Principal Accounting Officer Appointment

On July 14, 2025, Pulse Biosciences, Inc. (the “Company”) appointed Mr. Steven T. Weber as its Vice President of Accounting and Global Corporate Controller, effective immediately. In connection with his appointment, Mr. Weber will also serve as the Company’s principal accounting officer.

Mr. Weber has more than 25 years of experience in various finance roles, and previously served as Senior Vice President, Corporate Controller, and Principal Accounting Officer for IGM Biosciences, a publicly traded biopharmaceutical company, from March 2022 to July 2025. Prior to joining IGM Biosciences, Mr. Weber served as Vice President and Principal Accounting Officer at Aeglea Biotherapeutics, Inc., a publicly traded biopharmaceutical company, from February 2021 to March 2022.  Mr. Weber also served in positions of increasing responsibility at Aeglea Biotherapeutics, Inc., including as Senior Director and Corporate Controller from July 2015 to January 2021 and Director and Corporate Controller from 2014 to 2015. Mr. Weber began his career at PricewaterhouseCoopers LLP. He is a CPA in the state of Texas and received a B.B.A. in Accounting and an M.P.A. from the McCombs School of Business at the University of Texas at Austin.

There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Weber. Mr. Weber was not selected to serve as the Company’s Vice President of Accounting and Global Corporate Controller pursuant to any arrangement or understanding with any person.

Employment Agreement and Other Compensatory Arrangements

In connection with Mr. Weber’s appointment as Vice President of Accounting and Global Corporate Controller, the Company and Mr. Weber entered into an Employment Agreement, dated July 11, 2025 (the “Employment Agreement”), pursuant to which Mr. Weber will serve as the Company’s Vice President of Accounting and Global Corporate Controller. The material terms and conditions of the Employment Agreement are summarized below.

Mr. Weber’s Employment Agreement has no specific term and constitutes at-will employment. His current annual base salary as well as his annual target bonus are consistent with the Company’s normal compensation practices for Vice Presidents. Mr. Weber is also eligible to participate in employee benefit plans maintained from time to time by the Company of general applicability to other senior executives.

In connection with his appointment, the Company awarded Mr. Weber a stock option (the “Start Date Option”) to purchase up to 55,000 shares of the Company’s common stock, with an exercise price of $16.03 per share, the closing price of the Company’s common stock on July 11, 2025, the last trading day preceding Mr. Weber’s employment start date and date of grant. The award was made pursuant to the terms and conditions of the Company’s Amended and Restated 2017 Inducement Equity Incentive Plan. Subject to certain accelerated vesting provisions as described herein, the option shares subject to the Start Date Option will vest as follows: (A) 50% of the option shares subject to the Start Date Option (equal to 27,500 option shares) will vest over four years, with 25% of these shares vesting (equal to 6,875 option shares) on the first anniversary of the Start Date and 25% vesting on each anniversary thereafter over the three year period starting with the first anniversary of the Start Date, and (B) up to the remaining 50% of the option shares subject to the Start Date Option (equal to 27,500 options shares) will vest based upon the achievement of the following performance objectives:

1.	6,875 option shares will vest when the Company has had a market capitalization of not less than $1.5B for 270 consecutive calendar days or on December 31, 2026, whichever is later;
2.	6,875 option shares will vest when the Company has had a market capitalization of not less than $2.25B for 270 consecutive calendar days or on December 31, 2027, whichever is later;
3.	6,875 option shares will vest when the Company has had a market capitalization of not less than $3.0B for 270 consecutive calendar days or on December 31, 2028, whichever is later; and
4.	6,875 option shares will vest when the Company has had a market capitalization of not less than $4.0B for 270 consecutive calendar days or on December 31, 2029, whichever is later.

Mr. Weber has also entered into the Company’s standard inventions assignment, confidentiality and non-competition agreement and its standard indemnification agreement for officers and directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PULSE BIOSCIENCES, INC.

Date: July 14, 2025	By:	/s/ Paul A. LaViolette
Paul A. LaViolette
Chief Executive Officer (Principal Executive Officer)